Exhibit 99.1

Kulicke & Soffa Sells 0.5% Convertible Subordinated Notes

And Calls 4 3/4% Convertible Subordinated Notes

Willow Grove, PA- December 2, 2003- Kulicke & Soffa Industries Inc. (Nasdaq: KLIC) today announced that on November 26, 2003, it completed the private placement of $185 million of 0.5% convertible subordinated notes due 2008 (the “0.5% Notes”) to qualified institutional investors and institutional accredited investors. The company has granted the initial purchasers a 30-day option to purchase up to an additional $20 million of 0.5% Notes to cover over-allotments, if any. The 0.5% Notes, maturing on November 30, 2008, will bear interest at an annual rate of 0.5% and will be convertible into common shares of KLIC at a conversion rate of 49.19 shares per $1000 principal amount of notes, subject to adjustment.

The Company expects to use a portion of the proceeds from the sale of the 0.5% Notes to redeem the Company’s $175,000,000 4¾% convertible subordinated notes due 2006 (the “4 3/4% Notes”). In that regard, the company also announced that it has called for redemption its 4 3/4% Notes. The redemption date is December 26, 2003 and the redemption price is 102.036% of the principal amount, plus accrued interest. The balance of the proceeds from the sale of the 0.5% Notes will be used for working capital and general corporate purposes.

The 0.5% Notes and the common stock issuable upon conversion of those notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Unless so registered, the 0.5% Notes and common stock issuable upon conversion of those notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 0.5% Notes, nor shall there be any sale of the 0.5% Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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